Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
LONGEVERON INC.

Longeveron Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE FOURTH of the Charter is hereby amended by adding the following new paragraph D at the end of such article:

“D. 2026 REVERSE STOCK SPLIT

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “2026 Split Effective Time”), every ten (10) shares of Class A Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2026 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and every ten  (10) shares of Class B Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2026 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock, in all instances without effecting a change to the par value per share of Class A Common Stock and Class B Common Stock, and subject to the treatment of fractional interests as described below (the “2026 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. The Board of Directors shall make provision for the issuance of that number of fractions of shares of Class A Common Stock or Class B Common Stock such that any fractional share of a holder otherwise resulting from the 2026 Reverse Split shall be rounded up to the next whole number of shares of Class A Common Stock or Class B Common Stock, as applicable. As of the 2026 Split Effective Time and thereafter, a certificate(s) representing shares of Class A Common Stock or Class B Common Stock prior to the 2026 Reverse Split is deemed to represent the number of post-2026 Reverse Split shares into which the pre-2026 Reverse Split shares were reclassified and combined. The 2026 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Class A Common Stock or Class B Common Stock, as applicable, of the Corporation and all references to such Class A Common Stock or Class B Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Class A Common Stock or Class B Common Stock shall be deemed to be references to the Class A Common Stock or Class B Common Stock or options or rights to purchase or acquire shares of Class A Common Stock or Class B Common Stock, as the case may be, after giving effect to the 2026 Reverse Split.”

4. This Certificate of Amendment shall become effective at 11:59 p.m., Eastern Time, on August 26, 2026.

* _ * _ * _ *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of August 20, 2026.

LONGEVERON INC.

By:	/s/ Stephen Willard
Name:	Stephen Willard
Title:	Chief Executive Officer